Exhibit 10.1

AMENDMENT AGREEMENT

AMENDMENT No. 1 (this “Amendment”), dated as of August 1, 2011, to the STOCK PURCHASE AGREEMENT (the “Stock Purchase Agreement”) dated as of the 15th day of July, 2011 (the “Effective Date”), by and among MIDAS MEDICI GROUP HOLDINGS, INC., a Delaware corporation (the “Buyer”), CAIRENE INVESTMENTS LTD., a company organized under the laws of the British Virgin Islands (the “Seller”) TADEU VANI FUCCI, an individual (“T. Fucci”), ANTONIO FONTE, an individual (“A. Fonte”), and IOCO SAUKAS, an individual (“I. Saukas”), (T. Fucci, A. Fonte, and I. Saukas are sometimes referred to herein singly as a “Shareholder” and together as the “Shareholders”), CIMCORP, INC., a company organized under the laws of the Cayman Islands, CIMCORP COMÉRCIO INTERNACIONAL E INFORMÁTICA S.A., a Brazilian sociedade anônima, CIMCORP COMÉRCIO E SERVIÇOS TECNOLÓGICOS E INFORMÁTICA LTDA., a Brazilian limitada, CIMCORP USA, LLC, a Florida limited liability company (together, the “Companies”), and JURI SAUKAS (“J. Saukas”) for the limited purposes described therein.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Stock Purchase Agreement.

WITNESSETH:

WHEREAS, the parties have entered into the Stock Purchase Agreement, whereby the Seller has agreed to sell the Subject Shares to the Buyer and the Buyer has agreed to buy the Subject Shares in accordance with the terms therein;

WHEREAS, pursuant to and in accordance with Section 12.12 of the Stock Purchase Agreement, the parties wish to amend the Stock Purchase Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1. Purchase Price.  Section 2.1 of the Stock Purchase Agreement is amended to read as follows:

“The total purchase price for the Subject Shares shall be Fifty-Four Million Brazilian Reais (R$54,000,000) subject to payment, and adjustment, in accordance with the terms and provisions of this Article II.”

Section 2. The Initial Shares Purchase; Initial Closing.  Section 2.2(b) of the Stock Purchase Agreement is amended to read as follows:

“In consideration for the sale of the Initial Shares, the Buyer shall pay to the Seller an aggregate amount equal to Seventeen Million Brazilian Reais (R$17,000,000) (the “Initial Shares Purchase Price”), corresponding to the difference between (i) Thirty-Two Million Brazilian Reais (R$32,000,000) attributed to the Initial Shares and (ii) Fifteen Million Brazilian Reais (R$15,000,000) of the Total Net Debt. The Initial Shares Purchase Price shall be paid as follows: (i) by the payment to Seller or to Affiliates designated in writing by Seller (no less than five (5) business days prior to the Closing) of R$8,000,000 in immediately available funds to one or more accounts designated by the Seller, by means of a telegraphic transfer(s) to be concluded on the Initial Closing Date and (ii) by the delivery to the Shareholders or to Affiliates designated in writing by the Shareholders (no less than five (5) business days prior to the Closing), on a Pro Rata Basis, of stock certificates for R$9,000,000 in shares of the restricted voting common stock of the Buyer, par value $0.001 per share (the “Buyer Common Stock”) namely, One Million Two Hundred Ninety Seven Thousand Twenty Two (1,297,022) shares of Buyer Common Stock (the “Buyer Shares”), which delivery shall be made by Buyer at Initial Closing Date.”

Section 3. Conduct of Business Pending Closing.  Schedule 5.1(c) to the Stock Purchase Agreement is amended to read as set forth on Schedule 5.1(c) attached hereto.

Section 4. Succession and Assignment.  This Amendment shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Amendment or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one (1) or more of its Affiliates; (b) designate one (1) or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder); or (c) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to the Buyer or any of its Affiliates.

Section 5. No Third Party Beneficiary.  This Amendment shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 6. Entire Agreement.  This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and Buyer with respect to the subject matter hereof.  Except as amended by this Amendment, the Stock Purchase Agreement shall continue in full force and effect.

Section 7. Severability.  This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

Section 8. Counterparts.  This Amendment may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9. Governing Law.  With respect to corporate governance matters and the ownership and the transfer of stock in each of the Companies, this Amendment shall be governed by and construed in accordance with the laws of the jurisdiction of such Companies. With respect to all other matters hereunder, this Amendment shall be governed by and construed in accordance with the laws of Brazil, without regard to the conflicts of law provisions thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

BUYER:

MIDAS MEDICI GROUP HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Nana Baffour
Name: Nana Baffour
Title: Chief Executive Officer

SHAREHOLDERS:		SELLER:

T. FUCCI:		CAIRENE INVESTMENTS, LTD,
a British Virgin Islands company

/s/ Tadeu Vani Fucci		/s/ Antônio José Salles Fonte
Tadeu Vani Fucci		Name: Antônio José Salles Fonte
Title: Director & Shareholder

A. FONTE:	By:	/s/ Tadeu Vani Fucci
Name: Tadeu Vani Fucci
/s/ Antonio Fonte		Title: Director & Shareholder
Antonio Fonte
COMPANIES:

I. SAUKAS:		CIMCORP, INC.,
a Cayman Islands Company
/s/ Ioco Saukas
Ioco Saukas	By:	/s/ Antônio José Salles Fonte
Name: Antônio José Salles Fonte
Title: Director
Solely for purposes of Sections 9.2, 9.4 and 9.8:
	By:	/s/ Tadeu Vani Fucci
J. SAUKAS:		Name: Tadeu Vani Fucci
/s/ Juri Saukas		Title: Director
Juri Saukas
CIMCORP COMÉRCIO INTERNACIONAL E INFORMÁTICA S.A.,
a Brazil Company

	By:	/s/ Antônio José Salles Fonte
Name: Antônio José Salles Fonte
Title: Officer

	By:	/s/Tadeu Vani Fucci
Name: Tadeu Vani Fucci
Title: Chief Executive Officer

CIMCORP COMÉRCIO E SERVIÇOS TECNOLÓGICOS E INFORMÁTICA LTDA.
a Brazil Company

By:	/s/ Antônio José Salles Fonte
Name: Antônio José Salles Fonte
Title: Manager

By:	/s/Tadeu Vani Fucci
Name: Tadeu Vani Fucci
Title: Manager

CIMCORP USA, LLC
a Florida limited liability company

By:	/s/ Antônio José Salles Fonte
Name: Antônio José Salles Fonte
Title: Managing Member

By:	/s/ Tadeu Vani Fucci
Name: Tadeu Vani Fucci
Title: Officer of Cimcorp, S.A